UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 11, 2013

REACHLOCAL, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-34749	20-0498783
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

21700 Oxnard Street, Suite 1600, Woodland Hills, California	91367
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (818) 274-0260

Not Applicable
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Compensation Committee (the “Committee”) of the Board of Directors of ReachLocal, Inc. (the “Company”) recently engaged in a review of its equity compensation program, with the assistance of its independent compensation consultant, Frederic W. Cook & Co.  On February 11, 2013, the Committee approved performance-based restricted stock awards, under the Company’s 2008 Stock Incentive Plan, to each of the Company’s named executive officers (the “executives”).

The restricted stock awards will vest based on the attainment of a pre-determined stock price target during the performance period running from January 1, 2013 through December 31, 2015 (the “Performance Period”), subject to the executive’s continued service.  The number of shares of restricted stock granted to each executive is as follows:

Executive	Shares of Restricted Stock Granted
Zorik Gordon	54,475
Nathan Hanks	54,475
Ross Landsbaum	24,038
John Mazur	14,650

Vesting.  The number of shares of restricted stock that become eligible to vest is dependent on the year in which the stock price target is achieved during the Performance Period.  100%, 80% or 40% of the shares subject to a restricted stock award will become eligible to vest if the stock price target is achieved in calendar year 2013, 2014 or 2015, respectively.  If the stock price target is achieved, the shares will then be subject to vesting based on continued services as follows:  (i) if the stock price target is achieved in calendar year 2013, the eligible shares will vest in one-third installments on each of the first, second and third anniversaries of the grant date, (ii) if the stock price target is achieved in calendar year 2014, two-thirds of the eligible shares will vest on the second anniversary of the grant date and one-third of the eligible shares will vest on the third anniversary of the grant date, or (iii) if the stock price target is achieved in calendar year 2015, the eligible shares will vest in full on the third anniversary of the grant date.

Change in Control.  If a change in control of the Company occurs during the Performance Period and the stock price target is achieved prior to or in connection with the change in control, the restricted stock awards will become eligible to vest as described in the immediately preceding paragraph (based on the year in which the stock price target is achieved), and will vest on the same schedule.  If the stock price target is not achieved as of a change in control, the restricted stock award will be forfeited (except in the case of a non-transactional change in control resulting from an unapproved change in the composition of our board of directors).

Certain Terminations of Service.  If an executive experiences a termination of service without “cause”, for “good reason” or due to the executive’s death or disability (each, a “qualifying termination”) prior to the date on which the stock price target is achieved, a prorated portion of the executive’s restricted stock award will vest if the stock price target is later achieved during the Performance Period, determined by multiplying (i) the number of shares of restricted stock that would have become eligible to vest (based solely on the Company’s achievement of the stock price target, without regard to the executive’s termination of service), by (ii) a fraction, the numerator of which is the number of days from and including January 1, 2013 through and including the applicable date of the termination of service, and the denominator of which is 1,095 (such fraction, the “prorating fraction”).

Similarly, except as described in the following sentence, if an executive experiences a qualifying termination after the stock price target is achieved, a prorated portion of the executive’s restricted stock award will vest, determined by multiplying the number of shares of restricted stock that became eligible to vest based on the Company’s achievement of the stock price target by the prorating fraction.  However, if the qualifying termination occurs within the one-year period following a change in control of the Company, and the stock price target was achieved as of the termination date, the executive will vest upon such termination of service in the total number of shares of restricted stock that became eligible to vest based on the Company’s achievement of the stock price target.

The foregoing description of the performance-based restricted stock awards does not purport to be complete and is qualified in its entirety by reference to the Form of Performance-Vesting Restricted Stock Award Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 99.1 and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)     Exhibits

Exhibit No.	Description of Exhibit
99.1	Form of Performance-Vesting Restricted Stock Award Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 15, 2013	REACHLOCAL, INC.

	By:	/s/ Ross G. Landsbaum
Ross G. Landsbaum
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit
99.1	Form of Performance-Vesting Restricted Stock Award Agreement